Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Veralto Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid	Debt	5.500% Senior Notes due 2026	Rule 457(f)	$700,000,000		100%	$700,000,000		0.00014760	$103,320
	Debt	5.350% Senior Notes due 2028	Rule 457(f)	$700,000,000		100%	$700,000,000		0.00014760	$103,320
	Debt	5.450% Senior Notes due 2033	Rule 457(f)	$700,000,000		100%	$700,000,000		0.00014760	$103,320
	Debt	4.150% Senior Notes due 2031	Rule 457(f)	$541,950,000	(3)	100%	$541,950,000	(3)	0.00014760	$79,992
Fees Previously Paid	—	—	—	—		—	—		—	—
	Total Offering Amounts						$2,641,950,000		—	$389,952
	Total Fees Previously Paid									$0
	Net Fees Due									$389,952

(1)	Represents the aggregate principal amount of each series of notes to be offered in the exchange offers to which the registration statement relates.
(2)	Calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.
(3)
The U.S. dollar equivalent of €500,000,000, which has been calculated using an exchange rate of $1.0839 per €1.00, which was the Bloomberg Generic Composite Rate between the U.S. Dollar and the euro on July 24, 2024.